The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting

EDGAR on the SEC Website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling

1-877-858-5407.

This free writing prospectus does not contain all information that is required to be included in the base prospectus and the prospectus supplement.

The information in this free writing prospectus is preliminary and is subject to completion or change.

The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase, supersedes information contained in any prior similar free writing prospectus relating to these securities.

This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus may be based on preliminary assumptions about the pool assets and the structure. Any such assumptions are subject to change.

The information in this free writing prospectus may reflect parameters, metrics or scenarios specifically requested by you. If so, prior to the time of your commitment to purchase, you should request updated information based on any parameters, metrics or scenarios specifically required by you.

This free writing prospectus is being delivered to you solely to provide you with information about the offering of the asset-backed securities referred to in this free writing prospectus and to solicit an indication of your interest in purchasing such securities, when, as and if issued. Any such indication of interest will not constitute a contractual commitment by you to purchase any of the securities.

You may withdraw your indication of interest at any time.

FINAL TERMS OF THE OFFERED CERTIFICATES

CLASS	INITIAL CLASS PRINCIPAL AMOUNT OR CLASS NOTIONAL AMOUNT(1)	RELATED MORTGAGE POOL	APPROXIMATE INITIAL INTEREST RATE	SUMMARY INTEREST RATE FORMULA	DESIGNATION	S&P RATING(32)	MOODY’S RATING(32)	FITCH RATING(32)
OFFERED CERTIFICATES
Class 1-A-1(34)	$47,750,200	1	5.542%	(2)	Super Senior	AAA	Aaa	AAA
Class 1-A-1M(34)	$47,750,200	1	5.292%	(3)	Super Senior/Exchangeable	AAA	Aaa	AAA
Class 1-A-1S(34)	$47,750,200(4)	1	0.250%	(5)	Senior/Exchangeable/Interest-Only	AAA	Aaa	AAA
Class 1-A-2	$2,217,900	1	5.542%	(2)	Senior Support	AAA	Aa1	AAA
Class 2-A-1(34)	$199,858,000	2	5.732%	(6)	Super Senior/Sequential	AAA	Aaa	AAA
Class 2-A-2(34)	$26,565,000	2	5.732%	(6)	Super Senior/Sequential	AAA	Aaa	AAA
Class 2-A-3(34)	$88,151,500	2	5.732%	(6)	Super Senior/Sequential	AAA	Aaa	AAA
Class 2-A-3M(34)	$88,151,500	2	5.482%	(7)	Super Senior/Sequential/Exchangeable	AAA	Aaa	AAA
Class 2-A-3S(34)	$88,151,500(8)	2	0.250%	(9)	Senior/Exchangeable/Interest Only	AAA	Aaa	AAA
Class 2-A-3L(34)	$88,151,500	2	5.232%	(10)	Super Senior/Sequential/Exchangeable	AAA	Aaa	AAA
Class 2-A-3F(34)	$88,151,500(11)	2	0.500%	(12)	Senior/Exchangeable/Interest Only	AAA	Aaa	AAA
Class 2-A-4	$20,097,800	2	5.732%	(6)	Senior Support	AAA	Aa1	AAA
Class 2-A-5(34)	$314,574,500	2	5.732%	(6)	Super Senior/Exchangeable	AAA	Aaa	AAA
Class 2-A-5M(34)	$314,574,500	2	5.482%	(7)	Super Senior/Exchangeable	AAA	Aaa	AAA
Class 2-A-5S(34)	$314,574,500(13)	2	0.250%	(9)	Senior/Exchangeable/Interest Only	AAA	Aaa	AAA
Class 3-A-1(34)	$169,925,800	3	5.873%	(14)	Super Senior/Sequential	AAA	Aaa	AAA
Class 3-A-2(34)	$39,840,100	3	5.873%	(14)	Super Senior/Sequential	AAA	Aaa	AAA
Class 3-A-3(34)	$82,164,600	3	5.873%	(14)	Super Senior/Sequential	AAA	Aaa	AAA
Class 3-A-3M(34)	$82,164,600	3	5.623%	(15)	Super Senior/Sequential/Exchangeable	AAA	Aaa	AAA
Class 3-A-3S(34)	$82,164,600(16)	3	0.250%	(17)	Senior/Exchangeable/Interest Only	AAA	Aaa	AAA
Class 3-A-3L(34)	$82,164,600	3	5.373%	(18)	Super Senior/Sequential/Exchangeable	AAA	Aaa	AAA
Class 3-A-3F(34)	$82,164,600(19)	3	0.500%	(20)	Senior/Exchangeable/Interest Only	AAA	Aaa	AAA
Class 3-A-4	$18,651,100	3	5.873%	(14)	Senior Support	AAA	Aa1	AAA
Class 3-A-5(34)	$291,930,500	3	5.873%	(14)	Super Senior/Exchangeable	AAA	Aaa	AAA
Class 4-A-1(34)	$208,462,500	4	6.063%	(21)	Super Senior/Sequential	AAA	Aaa	AAA
Class 4-A-1M(34)	$208,462,500	4	5.813%	(22)	Super Senior/Sequential/Exchangeable	AAA	Aaa	AAA
Class 4-A-1S(34)	$208,462,500(23)	4	0.250%	(24)	Senior/Exchangeable/Interest Only	AAA	Aaa	AAA
Class 4-A-2(34)	$68,576,500	4	6.063%	(21)	Super Senior/Sequential	AAA	Aaa	AAA
Class 4-A-2M(34)	$68,576,500	4	5.813%	(22)	Super Senior/Sequential/Exchangeable	AAA	Aaa	AAA
Class 4-A-2S(34)	$68,576,500(25)	4	0.250%	(24)	Senior/Exchangeable/Interest Only	AAA	Aaa	AAA
Class 4-A-2L(34)	$68,576,500	4	5.563%	(26)	Super Senior/Sequential/Exchangeable	AAA	Aaa	AAA
Class 4-A-2F(34)	$68,576,500(27)	4	0.500%	(28)	Senior/Exchangeable/Interest Only	AAA	Aaa	AAA
Class 4-A-3	$17,699,700	4	6.063%	(21)	Senior Support	AAA	Aa1	AAA
Class 4-A-4(34)	$277,039,000	4	6.063%	(21)	Super Senior/Exchangeable	AAA	Aaa	AAA
Class 4-A-4M(34)	$277,039,000	4	5.813%	(22)	Super Senior/Exchangeable	AAA	Aaa	AAA
Class 4-A-4S(34)	$277,039,000(29)	4	0.250%	(24)	Senior/Exchangeable/Interest Only	AAA	Aaa	AAA
Class B-1	$25,848,100	1-4	5.865%	(30)	Subordinate	(33)	(33)	AA
Class B-2	$6,720,300	1-4	5.865%	(30)	Subordinate	(33)	(33)	A
Class B-3	$3,101,700	1-4	5.865%	(30)	Subordinate	(33)	(33)	BBB
Class A-R	$100	1	5.542%	(2)	Senior/Residual	AAA	Aaa	AAA

NON-OFFERED CERTIFICATES
Class B-4	$3,618,600	1-4	5.865%	(30)	Subordinate	(33)	(33)	BB
Class B-5	$2,067,800	1-4	5.865%	(30)	Subordinate	(33)	(33)	B
Class B-6	$2,584,972	1-4	5.865%	(30)	Subordinate	(33)	(33)	(33)
Class P(35)	$100	1, 2, 4	(31)	(31)	Senior/Prepayment Penalties	AAA	Aaa	AAA

(1)

These balances are approximate and are subject to an increase or decrease of up to 5%, as described in this prospectus supplement.

(2)

On each distribution date, interest will accrue on the Class 1-A-1, Class 1-A-2 and Class A-R Certificates based upon the weighted average of the net interest rates on the pool 1 mortgage loans, as described in this prospectus supplement.

(3)

On each distribution date on or prior to the distribution date in March 2010, interest will accrue on the Class 1-A-1M Certificates based upon the weighted average of the net interest rates on the pool 1 mortgage loans, as described in this prospectus supplement, minus 0.25%.  On each distribution date after the distribution date in March 2010, interest will accrue on the Class 1-A-1M Certificates based upon the weighted average of the net interest rates on the pool 1 mortgage loans, as described in this prospectus supplement.

(4)

On each distribution date, the class notional amount of the Class 1-A-1S Certificates will be equal to the class principal amount of the Class 1-A-1M Certificates immediately prior to that distribution date.

(5)

On each distribution date on or prior to the distribution date in March 2010, the per annum interest rate applicable to the Class 1-A-1S Certificates will equal 0.25%.  On each distribution date after the distribution date in March 2010, the interest rate applicable to the Class 1-A-1S Certificates will equal zero and the Class 1-A-1S Certificates will not be entitled to payments in respect of interest.

(6)

On each distribution date, interest will accrue on the Class 2-A-1, Class 2-A-2, Class 2-A-3, Class 2-A-4 and Class 2-A-5 Certificates based upon the weighted average of the net interest rates on the pool 2 mortgage loans, as described in this prospectus supplement.

(7)

On each distribution date on or prior to the distribution date in March 2012, interest will accrue on the Class 2-A-3M and Class 2-A-5M Certificates based upon the weighted average of the net interest rates on the pool 2 mortgage loans, as described in this prospectus supplement, minus 0.25%.  On each distribution date after the distribution date in March 2012, interest will accrue on the Class 2-A-3M and Class 2-A-5M Certificates based upon the weighted average of the net interest rates on the pool 2 mortgage loans, as described in this prospectus supplement.

(8)

On each distribution date, the class notional amount of the Class 2-A-3S Certificates will be equal to the class principal amount of the Class 2-A-3M Certificates immediately prior to that distribution date.

(9)

On each distribution date on or prior to the distribution date in March 2012, the per annum interest rate applicable to the Class 2-A-3S and Class 2-A-5S Certificates will equal 0.25%.  On each distribution date after the distribution date in March 2012, the interest rate applicable to the Class 2-A-3S and Class 2-A-5S Certificates will equal zero and the Class 2-A-3S and Class 2-A-5S Certificates will not be entitled to payments in respect of interest.

(10)

On each distribution date on or prior to the distribution date in March 2012, interest will accrue on the Class 2-A-3L Certificates based upon the weighted average of the net interest rates on the pool 2 mortgage loans, as described in this prospectus supplement, minus 0.50%.  On each distribution date after the distribution date in March 2012, interest will accrue on the Class 2-A-3L Certificates based upon the weighted average of the net interest rates on the pool 2 mortgage loans, as described in this prospectus supplement.

(11)

On each distribution date, the class notional amount of the Class 2-A-3F Certificates will be equal to the class principal amount of the Class 2-A-3L Certificates immediately prior to that distribution date.

(12)

On each distribution date on or prior to the distribution date in March 2012, the per annum interest rate applicable to the Class 2-A-3F Certificates will equal 0.50%.  On each distribution date after the distribution date in March 2012, the interest rate applicable to the Class 2-A-3F Certificates will equal zero and the Class 2-A-3F Certificates will not be entitled to payments in respect of interest.

(13)

On each distribution date, the class notional amount of the Class 2-A-5S Certificates will be equal to the class principal amount of the Class 2-A-5M Certificates immediately prior to that distribution date.

(14)

On each distribution date, interest will accrue on the Class 3-A-1, Class 3-A-2, Class 3-A-3, Class 3-A-4 and Class 3-A-5 Certificates based upon the weighted average of the net interest rates on the pool 3 mortgage loans, as described in this prospectus supplement.

(15)

On each distribution date on or prior to the distribution date in March 2014, interest will accrue on the Class 3-A-3M Certificates based upon the weighted average of the net interest rates on the pool 3 mortgage loans, as described in this prospectus supplement, minus 0.25%.  On each distribution date after the distribution date in March 2014, interest will accrue on the Class 3-A-3M Certificates based upon the weighted average of the net interest rates on the pool 3 mortgage loans, as described in this prospectus supplement.

(16)

On each distribution date, the class notional amount of the Class 3-A-3S Certificates will be equal to the class principal amount of the Class 3-A-3M Certificates immediately prior to that distribution date.

(17)

On each distribution date on or prior to the distribution date in March 2014, the per annum interest rate applicable to the Class 3-A-3S Certificates will equal 0.25%.  On each distribution date after the distribution date in March 2014, the interest rate applicable to the Class 3-A-3S Certificates will equal zero and the Class 3-A-3S Certificates will not be entitled to payments in respect of interest.

(18)

On each distribution date on or prior to the distribution date in March 2014, interest will accrue on the Class 3-A-3L Certificates based upon the weighted average of the net interest rates on the pool 3 mortgage loans, as described in this prospectus supplement, minus 0.50%.  On each distribution date after the distribution date in March 2014, interest will accrue on the Class 3-A-3L Certificates based upon the weighted average of the net interest rates on the pool 3 mortgage loans, as described in this prospectus supplement.

(19)

On each distribution date, the class notional amount of the Class 3-A-3F Certificates will be equal to the class principal amount of the Class 3-A-3L Certificates immediately prior to that distribution date.

(20)

On each distribution date on or prior to the distribution date in March 2014, the per annum interest rate applicable to the Class 3-A-3F Certificates will equal 0.50%.  On each distribution date after the distribution date in March 2014, the interest rate applicable to the Class 3-A-3F Certificates will equal zero and the Class 3-A-3F Certificates will not be entitled to payments in respect of interest.

(21)

On each distribution date, interest will accrue on the Class 4-A-1, Class 4-A-2, Class 4-A-3 and Class 4-A-4 Certificates based upon the weighted average of the net interest rates on the pool 4 mortgage loans, as described in this prospectus supplement.

(22)

On each distribution date on or prior to the distribution date in March 2017, interest will accrue on the Class 4-A-1M, Class 4-A-2M and Class 4-A-4M Certificates based upon the weighted average of the net interest rates on the pool 4 mortgage loans, as described in this prospectus supplement, minus 0.25%.  On each distribution date after the distribution date in March 2017, interest will accrue on the Class 4-A-1M, Class 4-A-2M and Class 4-A-4M Certificates based upon the weighted average of the net interest rates on the pool 4 mortgage loans, as described in this prospectus supplement.

(23)

On each distribution date, the class notional amount of the Class 4-A-1S Certificates will be equal to the class principal amount of the Class 4-A-1M Certificates immediately prior to that distribution date.

(24)

On each distribution date on or prior to the distribution date in March 2017, the per annum interest rate applicable to the Class 4-A-1S, Class 4-A-2S and Class 4-A-4S Certificates will equal 0.25%.  On each distribution date after the distribution date in March 2017, the interest rate applicable to the Class 4-A-1S, Class 4-A-2S and Class 4-A-4S Certificates will equal zero and the Class 4-A-1S, Class 4-A-2S and Class 4-A-4S Certificates will not be entitled to payments in respect of interest.

(25)

On each distribution date, the class notional amount of the Class 4-A-2S Certificates will be equal to the class principal amount of the Class 4-A-2M Certificates immediately prior to that distribution date.

(26)

On each distribution date on or prior to the distribution date in March 2017, interest will accrue on the Class 4-A-2L Certificates based upon the weighted average of the net interest rates on the pool 4 mortgage loans, as described in this prospectus supplement, minus 0.50%.  On each distribution date after the distribution date in March 2017, interest will accrue on the Class 4-A-2L Certificates based upon the weighted average of the net interest rates on the pool 4 mortgage loans, as described in this prospectus supplement.

(27)

On each distribution date, the class notional amount of the Class 4-A-2F Certificates will be equal to the class principal amount of the Class 4-A-2L Certificates immediately prior to that distribution date.

(28)

On each distribution date on or prior to the distribution date in March 2017, the per annum interest rate applicable to the Class 4-A-2F Certificates will equal 0.50%.  On each distribution date after the distribution date in March 2017, the interest rate applicable to the Class 4-A-2F Certificates will equal zero and the Class 4-A-2F Certificates will not be entitled to payments in respect of interest.

(29)

On each distribution date, the class notional amount of the Class 4-A-4S Certificates will be equal to the class principal amount of the Class 4-A-4M Certificates immediately prior to that distribution date.

(30)

Interest will accrue on the Class B-1, Class B-2, Class B-3, Class B-4, Class B-5 and Class B-6 Certificates based upon the weighted average of the net interest rates on all of the pool 1, pool 2, pool 3 and pool 4 mortgage loans, as described in this prospectus supplement.

(31)

The Class P Certificates will not be entitled to payments in respect of accrued interest.

(32)

The ratings are not recommendations to buy, sell or hold these certificates.  A rating may be changed or withdrawn at any time by the assigning rating agency. The ratings do not address the possibility that, as a result of principal prepayments, the yield on your certificates may be lower than anticipated. We refer you to “Ratings” in this prospectus supplement for a more complete discussion of the certificate ratings.

(33)

Such rating agency has not been asked to rate these certificates.

(34)

Each of these classes of certificates are exchangeable for certain other classes of offered certificates in the combinations identified in Annex C to this prospectus supplement.  See “Description of the Offered Certificates − Exchangeable Certificates” in this prospectus supplement.

(35)

The Class P Certificates will be entitled to prepayment penalties or charges received on certain mortgage loans in pool 1, pool 2 and pool 4.

CLASS	RECORD DATE(1)	DELAY/ ACCRUAL PERIOD(2)	INTEREST ACCRUAL CONVENTION	EXPECTED FINAL DISTRIBUTION DATE (3)	FINAL SCHEDULED DISTRIBUTION DATE (4)	MINIMUM DENOMINATION	INCREMENTAL DENOMINATIONS	CUSIP
OFFERED CERTIFICATES
Class 1-A-1	CM	24 day	30/360	February 2010	April 2037	$100,000	$1	46630PAA3
Class 1-A-1M	CM	24 day	30/360	February 2010	April 2037	$100,000	$1	46630PAB1
Class 1-A-1S	CM	24 day	30/360	February 2010	April 2037	$100,000	$1	46630PAC9
Class 1-A-2	CM	24 day	30/360	February 2010	April 2037	$100,000	$1	46630PAD7
Class 2-A-1	CM	24 day	30/360	July 2010	April 2037	$100,000	$1	46630PAE5
Class 2-A-2	CM	24 day	30/360	May 2011	April 2037	$100,000	$1	46630PAF2
Class 2-A-3	CM	24 day	30/360	February 2012	April 2037	$100,000	$1	46630PAG0
Class 2-A-3M	CM	24 day	30/360	February 2012	April 2037	$100,000	$1	46630PAH8
Class 2-A-3S	CM	24 day	30/360	February 2012	April 2037	$100,000	$1	46630PAJ4
Class 2-A-3L	CM	24 day	30/360	February 2012	April 2037	$100,000	$1	46630PAK1
Class 2-A-3F	CM	24 day	30/360	February 2012	April 2037	$100,000	$1	46630PAL9
Class 2-A-4	CM	24 day	30/360	February 2012	April 2037	$100,000	$1	46630PAM7
Class 2-A-5	CM	24 day	30/360	February 2012	April 2037	$100,000	$1	46630PAN5
Class 2-A-5M	CM	24 day	30/360	February 2012	April 2037	$100,000	$1	46630PBS3
Class 2-A-5S	CM	24 day	30/360	February 2012	April 2037	$100,000	$1	46630PBT1
Class 3-A-1	CM	24 day	30/360	February 2010	April 2037	$100,000	$1	46630PAP0
Class 3-A-2	CM	24 day	30/360	June 2011	April 2037	$100,000	$1	46630PAQ8
Class 3-A-3	CM	24 day	30/360	February 2014	April 2037	$100,000	$1	46630PAR6
Class 3-A-3M	CM	24 day	30/360	February 2014	April 2037	$100,000	$1	46630PAS4
Class 3-A-3S	CM	24 day	30/360	February 2014	April 2037	$100,000	$1	46630PAT2
Class 3-A-3L	CM	24 day	30/360	February 2014	April 2037	$100,000	$1	46630PAU9
Class 3-A-3F	CM	24 day	30/360	February 2014	April 2037	$100,000	$1	46630PAV7
Class 3-A-4	CM	24 day	30/360	February 2014	April 2037	$100,000	$1	46630PAW5
Class 3-A-5	CM	24 day	30/360	February 2014	April 2037	$100,000	$1	46630PAX3
Class 4-A-1	CM	24 day	30/360	November 2011	April 2037	$100,000	$1	46630PAY1
Class 4-A-1M	CM	24 day	30/360	November 2011	April 2037	$100,000	$1	46630PAZ8
Class 4-A-1S	CM	24 day	30/360	November 2011	April 2037	$100,000	$1	46630PBA2
Class 4-A-2	CM	24 day	30/360	March 2017	April 2037	$100,000	$1	46630PBB0
Class 4-A-2M	CM	24 day	30/360	March 2017	April 2037	$100,000	$1	46630PBC8
Class 4-A-2S	CM	24 day	30/360	March 2017	April 2037	$100,000	$1	46630PBD6
Class 4-A-2L	CM	24 day	30/360	March 2017	April 2037	$100,000	$1	46630PBE4
Class 4-A-2F	CM	24 day	30/360	March 2017	April 2037	$100,000	$1	46630PBF1
Class 4-A-3	CM	24 day	30/360	March 2017	April 2037	$100,000	$1	46630PBG9
Class 4-A-4	CM	24 day	30/360	March 2017	April 2037	$100,000	$1	46630PBH7
Class 4-A-4M	CM	24 day	30/360	March 2017	April 2037	$100,000	$1	46630PBU8
Class 4-A-4S	CM	24 day	30/360	March 2017	April 2037	$100,000	$1	46630PBV6
Class B-1	CM	24 day	30/360	March 2017	April 2037	$100,000	$1	46630PBJ3
Class B-2	CM	24 day	30/360	March 2017	April 2037	$100,000	$1	46630PBK0
Class B-3	CM	24 day	30/360	March 2017	April 2037	$100,000	$1	46630PBL8
Class A-R	CM	24 day	30/360	April 2007	April 2037	$100	(5)	46630PBM6

NON-OFFERED CERTIFICATES
Class B-4	CM	24 day	30/360	March 2017	April 2037	$100,000	$1	46630PBN4
Class B-5	CM	24 day	30/360	March 2017	April 2037	$100,000	$1	46630PBP9
Class B-6	CM	24 day	30/360	March 2017	April 2037	$100,000	$1	46630PBQ7
Class P	CM	N/A	N/A	N/A	N/A	$100	(5)	46630PBR5

________________________________________________________

(1)

CM = For any distribution date, the close of business on the last business day of the calendar month preceding the month of the related distribution date.

(2)

24 Day = For any distribution date, the interest accrual period will be the calendar month preceding that distribution date.

(3)

Calculated as described in this prospectus supplement under “Description of the Certificates — Expected Final Distribution Date.”

(4)

Calculated as described in this prospectus supplement under “Description of the Certificates — Final Scheduled Distribution Date”

(5)

The Class A-R and Class P Certificates will each be issued in definitive, fully registered form, representing the entire percentage interest of such class.